Exhibit 16(b)(ii)

EXECUTION VERSION

BANK OF AMERICA, N.A.

BOFA SECURITIES, INC.

One Bryant Park

New York, New York 10036

July 20, 2026

Intersnack Group GmbH & Co. KG

Klaus-Bergert-Str. 8/8a

D-40468 Düsseldorf

Nordrhein-Westfalen Germany

Attention: Henrik Bauwens

Re:	Commitment Letter

Ladies and Gentlemen:

Intersnack Group GmbH & Co. KG, a privately owned limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“you” or “Intersnack”) has advised Bank of America, N.A. (“Bank of America”) and BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”) that one or more of its newly formed subsidiaries organized under the laws of Delaware, intend to, directly or indirectly, acquire 100% of the issued and outstanding common stock of Utz Brands, Inc. (the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the“Acquisition Agreement”) among the Target, Idaho USA, Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Intersnack (“Acquiror”), Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly owned Subsidiary of Acquiror (“Merger Sub”), and Intersnack, as a result of which (i) Merger Sub will merge with and into the Target, with the Target being the surviving corporation and (ii) pursuant to the Acquisition Agreement and the various transactions contemplated thereby, you and a group of shareholders holding certain of the outstanding equity interests in the Target immediately prior to the Acquisition, collectively, will own all of the issued and outstanding common units in Utz Brands Holdings, LLC (collectively, the “Acquisition”).

You have also advised Bank of America and BofA Securities that the Acquisition, other payments required to be made in connection therewith and costs and expenses related to the Transactions (as hereinafter defined) will be financed with (i) at least $920 million of your cash on hand (the “Buyer Cash Consideration”), (ii) term loans having the terms set forth in the Summary of Terms in an aggregate principal amount of $1,100 million (the “Term Loan Facility” and the loans thereunder, the “Term Loans”) and (iii) a portion of revolving credit loans in an amount not to exceed that which is permitted in the Summary of Terms, pursuant to a revolving credit facility having the terms set forth in the Summary of Terms, in an aggregate principal amount of $250 million (the “ABL Facility”, together with the Term Loan Facility, the “Facilities”). The Acquisition, the entering into and funding of the Facilities, the Target Refinancing (as hereinafter defined), the payment of fees and expenses in connection therewith and all related transactions are hereinafter collectively referred to as the “Transactions.”

All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the applicable Existing Credit Agreement or the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Summary of Terms”; this commitment letter, the Summary of Terms and the Summary of Additional Conditions attached hereto as Exhibit B, collectively, the “Commitment Letter”).

1. In connection with the Transactions, Bank of America is pleased to advise you of its commitment to provide one hundred (100%) percent of the aggregate principal amount of the Facilities, all upon and subject to the terms set forth in the Summary of Terms and subject only to the Funding Conditions. BofA Securities is pleased to advise you of its willingness to act, and you hereby appoint BofA Securities to act, as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger” and together with Bank of America, the “Commitment Parties”) for the Facilities.

2. The Lead Arranger reserves the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of Bank of America’s commitments hereunder to a group of financial institutions and institutional lenders selected by the Lead Arranger and reasonably acceptable to you (“Lenders”), it being understood that the Lead Arranger will not seek to obtain or obtain commitments from (a) such Persons that have been specified in writing to the Lead Arrangers by you prior to the date hereof, (b) competitors of you and your subsidiaries that have been specified in writing to the Lead Arranger from time to time and (c) any of their affiliates (other than affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Lead Arranger by you or (y) clearly identifiable on the basis of such affiliates’ name; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of any loans or commitments (it being understood and agreed that such prohibitions with respect to Disqualified Institutions shall apply to any potential future assignments or participations to any such parties) (such persons or entities in clauses (a) through (c), collectively the “Disqualified Institutions”).

3. You agree that no book runners, agents, co-agents or other arrangers will be appointed and no other titles will be awarded in order to obtain a commitment in respect of the Facilities unless you and the Lead Arranger shall mutually agree, it being understood and agreed that you have the right to appoint, within twenty (20) business days after the date hereof, additional arrangers, bookrunners, agents, co-agents or confer additional titles in respect of the Facilities in consultation with the Lead Arranger (each such additional agent, co-agent or arranger, an “Other Arranger”) with such Other Arranger receiving economics to be determined by you in consultation with the Lead Arranger; provided that (i) in all marketing materials and any appropriate legal documentation for the Facilities, (A) BofA Securities shall have the “lead left” placement and (B) any Other Arrangers will be listed in an order determined by you, (ii) none of the Other Arrangers and their respective affiliates may receive greater economics in respect of the Facilities than BofA Securities and Bank of America, (iii) the Other Arrangers and their respective affiliates may not be

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allocated in the aggregate more than thirty-five (35%) percent of the commitments under the Facilities and (iv) the commitments of each Other Arranger and its affiliates under the Facilities shall be ratable across the Term Loan Facility and the ABL Facility; provided, further that, to the extent you appoint any such Other Arranger, upon the execution and delivery by such Other Arranger and its applicable affiliate (if any) of customary joinder documentation or an amendment to or an amendment and restatement of this Commitment Letter, such Other Arranger shall constitute a Lead Arranger and such Other Arranger (or its applicable affiliate) shall assume the applicable amount of commitments under the Facilities, whereupon the commitments under the Facilities allocated to the other existing Lead Arrangers (and their respective affiliates) will be proportionately reduced on a pro rata basis.

4. BofA Securities intends to commence syndication of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter (as defined below); provided that notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (i) Bank of America shall not be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Term Loan Facility or the ABL Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) except as set forth in Section 3 in respect of assignments to Other Arrangers, no assignment or novation by Bank of America shall become effective as between you and Bank of America with respect to all or any portion of such Bank of America’s commitments in respect of the Facilities until the initial funding of the Term Loan Facility and the ABL Facility, if any, and (iii) unless you otherwise agree in writing, Bank of America shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. Until the later of a Successful Syndication (as defined in the Fee Letter) and the 45th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to use your commercially reasonable efforts to assist (and subject to the limitations of the Acquisition Agreement, cause the Target and its subsidiaries to assist) the Lead Arranger in achieving a syndication of the Facilities that is reasonably satisfactory to the Lead Arranger and you. Such assistance shall include (a) your using commercially reasonable efforts to provide (i) customary pro forma financial statements of the Borrower and its subsidiaries after giving effect to the Transactions (but excluding the impacts of any purchase accounting adjustments), limited in to the financial statements specified in paragraph 13 of Exhibit B and (ii) customary forecasts of financial statements of the Borrower following the Closing Date that the Lead Arranger shall reasonably request (such forecasts, collectively, the “Projections”); (b) your assistance in the preparation of a confidential information memorandum (the “Information Memorandum”) in form and substance customary for transactions of this type and other customary marketing materials to be used in connection

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with the syndication of the Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”); (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the existing banking relationships of the Target; (d) making your senior management and certain advisors available and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, using commercially reasonable efforts to cause the senior management and certain advisors of the Target and its subsidiaries to be available from time to time at times and locations mutually agreed upon (it being understood and agreed that no physical “in-person” meeting shall be required) and to make presentations regarding the business and prospects of the Borrower, the Target and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders; (e) using your commercially reasonable efforts to procure (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, use your commercially reasonable efforts to cause the Target to procure) a public corporate credit rating and a public corporate family rating (but not any specific rating) in respect of the Borrower from each of S&P Global Ratings, a division of S&P Global Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for the Term Loan Facility from each of S&P and Moody’s, in each case, prior to or concurrently with the launch of general syndication; (f) to the extent practical and appropriate and not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure that the Administrative Agent will be permitted and given access to conduct, at the Borrower’s expense, field examinations and inventory appraisals with respect to the assets of the Loan Parties; and (g) at any time prior to the Syndication Date, there being no competing offering, placement or arrangement of any bank financing by or on behalf of the Borrower or any of its subsidiaries without the consent of the Lead Arranger (not to be unreasonably withheld or delayed), if such arrangement would materially impair the primary syndication of the Facilities (it being understood and agreed that the Borrower, the Target and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, accounts receivable purchase programs, any indebtedness permitted to be incurred or remain under the Acquisition Agreement (including additional indebtedness not to exceed $30 million), any guarantees, keepwell arrangements, letters of credit, reimbursement obligations, or other credit support arrangements in respect of obligations of independent operators, distributors, route operators, franchisees or similar commercial partners, any borrowings under revolving credit facilities or liquidity facilities, any issuance, amendment and/or extension of letters of credit, bank guarantees or similar obligations, any hedging or other similar indebtedness incurred in the ordinary course of business in each case, will not be deemed to materially impair the primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (f) above) shall not constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date.

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It is understood and agreed that the Lead Arranger will, in consultation with you, manage and control all aspects of the syndication, including decisions as to the selection of prospective Lenders (other than Disqualified Institutions) reasonably acceptable to you and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders (subject to your consent not to be unreasonably withheld, conditioned or delayed). It is understood that no Lender participating in any Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, the Fee Letter and in the Summary of Terms. It is also understood and agreed that the allocation and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arranger, except as otherwise set forth herein.

You hereby represent, warrant and covenant that (with respect to Information and the Projections and other information referred to in clause (b) below relating to Target and its subsidiaries, to your knowledge) (a) all written information, other than Projections, estimates, budgets, forecasts, forward-looking information and general industry or general economic information (the “Information”), which has been or is hereafter made available to the Lead Arranger or the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf) in connection with any aspect of the Transactions is and will be, as of the date furnished, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements contained therein are made (after giving effect to all supplements and updates thereto), and (b) the Projections and all other financial projections, forecasts and other forward looking information concerning the Borrower, the Target, and their respective subsidiaries that have been or are hereafter made available to the Lead Arranger or the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf), when taken as a whole, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that such Projections are not to be viewed as facts and are not a guarantee of financial performance, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results may vary materially from the Projections. You agree that if at any time prior to the later of the date the Term Loan Facility is funded (the “Closing Date”) and the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to Target and its subsidiaries, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that (with respect to Information relating to Target and its subsidiaries, to your knowledge) such representations, when taken as a whole, will be correct in all material respects at such time. In arranging and syndicating

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the Facilities, the Lead Arranger is and will be using and relying on the Information and the Projections without independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target, their respective affiliates or any of the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities) (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”). If reasonably requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI with respect to the Borrower, the Target, their respective affiliates or any of the respective securities of any of the foregoing (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our reasonable request, you shall use commercially reasonable efforts to identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. We shall be entitled to treat all information that is not specifically identified as “PUBLIC” (including the Projections) as being suitable only for posting to Private Lenders. By making such materials “PUBLIC” you shall be deemed to have authorized the Lead Arranger and the potential new lenders to treat such materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You agree that the Lead Arranger may distribute the following documents to all prospective Lenders on your behalf in the form provided to you and your counsel a reasonable time prior to their distribution, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the Credit Documentation. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent. The Borrower and BofA Securities shall have the right to approve every form of written communication, including the Information Memorandum, from the Borrower or any parties acting on its behalf (including BofA Securities) to any Lender or potential Lender in connection with the offer and arrangement of the commitments under the Facilities.

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5. You acknowledge that the Lead Arranger or any of its affiliates (including Bank of America) may be providing financing or other services to parties whose interests may conflict with yours and the Borrower’s. Each Commitment Party agrees that it will not furnish confidential information obtained from you or the Borrower or any of its subsidiaries to any of its other customers and that it will maintain the confidentiality of all confidential information relating to you, your affiliates, the Borrower and the Borrower’s subsidiaries with the same degree of care as it treats its own confidential information. Each Commitment Party further advises you that it will not make available to you or the Borrower confidential information that it has obtained or may obtain from any other customer. In connection with the Transactions, you agree that each Commitment Party shall be permitted to access, use and share (subject to the confidential provisions hereof) with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, any of your affiliates, the Borrower or any of the Borrower’s subsidiaries that is or may come into the possession of such Commitment Party or its affiliates or agents.

In addition, please note that BofA Securities has been retained as a buy-side financial advisor (in such capacity, the “Buy-Side Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Advisor and/or its affiliates and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Commitment Parties party hereto acknowledges (i) the retention of BofA Securities as the Buy-Side Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities on the part of BofA Securities or any of its affiliates.

6. As consideration for the commitment of Bank of America hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Summary of Terms and in the Fee Letter, if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter. Subject to the occurrence of the Closing Date, you further agree to reimburse the Commitment Parties and their affiliates for all reasonable and documented or invoiced out-of-pocket costs and expenses from time to time within thirty days of written demand (including syndication expenses, field examinations and appraisal expenses), and legal fees, disbursements, expenses and other charges of one outside counsel for the Commitment Parties and, if needed, one local counsel in each relevant material jurisdiction and due diligence expenses incurred by the Commitment Parties in connection with the Transactions (including but not limited to the syndication of the Facilities and the preparation of the Credit Documentation). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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BofA Securities reserves the right to allocate, in whole or in part, to any of its affiliates any of the fees payable to BofA Securities pursuant to this Commitment Letter or the Fee Letter in such manner as BofA Securities determines in its sole discretion.

7. The commitments of Bank of America to fund the Term Loan Facility and to provide and fund the ABL Facility on the Closing Date and the agreements of the Lead Arranger to perform the services described herein are subject solely to the conditions set forth in Exhibit B hereto (the “Funding Conditions”), and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding and availability of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facilities and funding of the Term Loan Facility and the ABL Facility on the Closing Date shall be (A) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that you have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or otherwise decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities or funding of the Term Loan Facility and the ABL Facility on the Closing Date if the Funding Conditions are satisfied (or waived by the Commitment Parties) (it being understood that to the extent any security interest in any collateral in respect of the Facilities is not or cannot be provided and/or perfected on the Closing Date (other than (x) the pledge and perfection of the security interests in the equity interests of the Borrower and its wholly-owned material domestic subsidiaries to the extent required pursuant to Credit Documentation and (y) other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the creation and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be provided and/or delivered within 90 days after the Closing Date or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Existing Credit Agreements relating to organizational status of the Parent and the Borrower; power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Documentation, no conflicts with or consent under charter documents, in each case, related to the entering into and the performance of the Credit Documentation and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being

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determined in a manner consistent with the solvency certificate attached as Annex B-I to Exhibit B hereto) of Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating OFAC, FCPA and the Patriot Act; the Investment Company Act; and, subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in the Existing Credit Agreements). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the Funding conditions) is not a condition to Bank of America’s commitments to provide the Facilities hereunder on the terms set forth herein.

8. [Reserved]

9. You agree to indemnify and hold harmless the Commitment Parties and each of their affiliates and their respective officers, directors, employees, agents, advisors, controlling persons and other representatives and successors (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party within thirty (30) days after written demand therefor as the same are incurred, together with reasonably detailed backup documentation) any and all claims, damages, losses, liabilities and reasonable and documented or invoiced out-of-pocket expenses that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or (b) the Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of such Indemnified Party’s controlled affiliates or controlling persons or their respective officers, directors, employees and agents, in each case who are involved in or aware of the Transactions (each, a “Related Indemnified Party”) and, (ii) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from a material breach of this Commitment Letter or the Credit Documentation by an Indemnified Party or a Related Indemnified Party or (iii) arises from any dispute (to the extent such dispute does not arise from any act or omission of you or any of your affiliates) that is brought by an Indemnified Party against any other Indemnified Party (other than claims against the Administrative Agent or the Lead Arranger in its capacity in fulfilling its role as an administrative agent or arranger under any Facility). You agree to reimburse the Commitment Parties and their respective affiliates from time to time, within thirty (30) days after written demand, for all reasonable and documented out-of-pocket expenses (including the reasonable fees, disbursements and other charges of one outside counsel for all Commitment Parties and, if necessary, one firm of local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple material jurisdictions)) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation). In the case of an investigation, litigation or proceeding to which the

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indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.

You shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such claim, litigation, investigation or proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses and related expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 9. If the indemnifying party has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 9, then the Indemnified Party shall promptly refund such amount.

Notwithstanding any other provision of this Commitment Letter, (i) no Protected Party shall be liable for any damages arising from the use or misuse by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Protected Party or any Related Protected Party thereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) none of the Commitment Parties, you, any Protected Party or any Related Protected Party, shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter and the Credit Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in this Section. For purposes hereof, “Protected Parties” means the Commitment Parties and each of their affiliates and their respective officers, directors, employees, agents, advisors, controlling persons and other representatives and successors, and a “Related Protected Party” of any Protected Party means any of such Protected Party’s controlled affiliates or controlling persons or their respective officers, directors, employees and agents, in each case who are involved in or aware of the Transactions.

10. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that, other than with respect to the Buy-Side Advisor as addressed in Section 5: (i) the arrangement of the Facilities and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Lead Arranger, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions

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of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, each Commitment Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) no Commitment Party has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (iv) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and no Commitment Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty arising out of this Commitment Letter and the transactions contemplated hereby.

11. This Commitment Letter, the fee letter among you and the Commitment Parties of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and may not be disclosed to any person or entity without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, conditioned or delayed), except (a) pursuant to the order of any court or administrative agency in any legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, (b) to the officers, directors, agents, employees, legal counsel and advisors of you, your subsidiaries and parent companies and to the Target and its subsidiaries, officers, directors, agents, employees, legal counsel and advisors on a need-to-know basis and (c) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and a redacted version of the Fee Letter to the Special Committee (as such term is defined in the Acquisition Agreement), including its agents, attorneys, accountants, or advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities, to rating agencies in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public filing relating to the Transaction, (iv) you may disclose the Commitment Letter and the Fee Letter and the contents thereof to the Target (including any shareholder representatives),

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its subsidiaries and its officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis, (v) after the date this Commitment Letter is executed by you, the Summary of Terms, including the existence and contents thereof, and the Fee Letter, may be disclosed in consultation with the Lead Arrangers to any Other Arranger to the extent in contemplation of appointing such person pursuant to Section 3 of this Commitment Letter, and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis and (vi) to potential or prospective new Lenders, participants or assignees and to any direct or indirect contractual counterparty or potential counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any Information Materials or other marketing materials, or as set forth on the standard splash page of Syndtrak) in accordance with the standard syndication processes of the Lead Arranger or customary market standards for dissemination of such type of information. For the avoidance of doubt, nothing in this Commitment Letter prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

12. This Commitment Letter (including the exhibits hereto) and the Fee Letter contain the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter may be made by facsimile transmission, email, or other electronic transmission (e.g., a “.pdf” or “.tif” and including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Paragraph headings in this Commitment Letter are included for convenience of reference only and shall not affect the interpretation of this Commitment Letter.

13. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED UNDER THE ACQUISITION AGREEMENT), (B) THE DETERMINATION OF THE

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ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION AS A RESULT OF A BREACH OF SUCH REPRESENTATIONS IN THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER (INCLUDING THE SUMMARY OF TERMS), THE FEE LETTER AND THE TRANSACTIONS OR THE ACTIONS OF ANY COMMITMENT PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transactions and the other transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except by us as expressly contemplated under Section 3 above) without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 9 above, the Indemnified Parties and Protected Parties, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly provided in Section 9 above, the Indemnified Parties and Protected Parties.

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14. The Commitment Parties will use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than as a result of disclosure by the Commitment Parties in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party from a third party that is not, to the knowledge of such Commitment Party, subject to contractual or fiduciary confidentiality obligations owing to you, (e) to the extent that such information is independently developed by such Commitment Party or any of its affiliates, without the use of confidential information and without violation of this Commitment Letter, (f) to such Commitment Party’s affiliates and to its and its affiliates’ respective employees, legal counsel, independent auditors, advisors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and instructed to keep such information confidential, (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any such information on a customary basis), or (h) to potential or prospective new Lenders, participants or assignees and to any direct or indirect contractual counterparty or potential counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any Information Materials or other marketing materials, or as set forth on the standard splash page of Syndtrak) in accordance with the standard syndication processes of the Lead Arranger or customary market standards for dissemination of such type of information. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions contained in the Credit Documentation upon execution thereof. The provisions of this paragraph shall terminate on the earlier of the (i) effectiveness of the Facilities and (ii) second anniversary of the date hereof.

Bank of America and BofA Securities hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (such certification, the “Beneficial Ownership Certification”) and other information that will allow Bank of America or BofA Securities, as applicable, to identify you in accordance with the Act.

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15. The provisions of Sections 5, 6, 9, 10, 11, 13 and 14 shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BofA Securities hereunder; provided that, your obligations under this Commitment Letter, other than those relating to indemnification and confidentiality, shall automatically terminate and be of no further force and effect (or, if applicable, be superseded by the Credit Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time.

16. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter for the purpose of executing and delivering the Credit Documentation substantially simultaneously with the closing of the Acquisition, it being acknowledged and agreed that the funding of the Facilities is only subject to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein. You shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder in full or in part (ratably across the Facilities and among the Commitment Parties) at any time upon written notice to us from you, subject to your surviving obligations as set forth in this Commitment Letter and in the Fee Letter; provided that the termination of any commitment or this Commitment Letter pursuant to this paragraph shall not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to any such termination.

17. This Commitment Letter and all commitments and undertakings of Bank of America and BofA Securities hereunder will expire at 11:59 p.m. (New York City time) on July 20, 2026 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and BofA Securities hereunder will expire on the earliest of (a) the 5th business day after the later of the Outside Date (as defined in the Acquisition Agreement on the date hereof), unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition with or without the use of the Facilities and (c) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the valid termination of the Acquisition Agreement in accordance with its terms as in effect as of the date hereof.

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If this Commitment Letter reflects our agreement, please indicate your acceptance by signing in the space below.

Sincerely,

BOFA SECURITIES, INC.

By:	/s/ Jonathan Miscimarra
Name: Jonathan Miscimarra
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Jonathan Miscimarra
Name: Jonathan Miscimarra
Title: Managing Director

[Signature Page to Commitment Letter]

Acknowledged and Agreed as of the date first above written:

Intersnack Group GmbH & Co. KG

By:	/s/ Johan van Winkel
	Name:	Johan van Winkel
	Title:	Executive Chairman

By:	/s/ Henrik Bauwens
	Name:	Henrik Bauwens
	Title:	Managing Director

[Signature Page to Commitment Letter]

Acknowledged and Agreed as of the date first above written:

Intersnack Group GmbH & Co. KG

By:	/s/ Johan van Winkel
	Name:	Johan van Winkel
	Title:	Executive Chairman

By:	/s/ Henrik Bauwens
	Name:	Henrik Bauwens
	Title:	Managing Director

[Signature Page to Commitment Letter]

Utz Quality Foods, LLC

$1,100,000,000 First Lien Term Loan Facility

$250,000,000 Revolving ABL Facility

Summary of Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the

Commitment Letter to which this term sheet is attached.

Borrower:	Utz Quality Foods, LLC (the “Borrower”), being the borrower under the Existing Credit Agreements.

Administrative Agent and Collateral Agent:	Bank of America, N.A. (in such capacity, the “Administrative Agent”).

Lead Arranger:	BofA Securities, Inc. (together with its designated affiliates, the “Lead Arranger”).

Lenders:

In respect of the Term Loan Facility, a syndicate of financial institutions arranged by the Lead Arranger and reasonably acceptable to the Borrower and the Acquiror (excluding any Disqualified Institutions) (the “Term Lenders”), which may include any of the Existing Term Lenders.

In respect of the ABL Facility, a syndicate of financial institutions arranged by the Lead Arranger and reasonably acceptable to the Borrower and the Acquiror (excluding any Disqualified Institutions) (the “ABL Lenders”, and together with the Term Lenders, the “Lenders”), which may include any of the Existing ABL Lenders.

Term Loan Facility:	A senior secured first lien term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $1,100 million (the loans thereunder, the “Term Loans”).

ABL Facility:	A revolving credit facility in an aggregate principal amount of $250 million (the “ABL Facility”), under which the Borrower may borrow loans from time to time (the “ABL Loans”), and of which $15 million may be used for swing line borrowings and $25 million may be used for issuance of letters of credit.

Purpose:	The proceeds of borrowings under the Term Loan Facility will be used by the Borrower on the Closing Date to (i) pay a portion of the consideration or other payments required to be made in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions and (iii) to the extent applicable, to pay for the Target Refinancing related to the Existing Term Loan Credit Agreement (collectively, the “Transaction Payments”).

The proceeds of borrowings under the ABL Facility will be used by the Borrower (i) to pay for the Target Refinancing related to the Existing ABL Credit Agreement, (ii) to provide for working capital and general corporate purposes and (iii) for Transaction Payments.

Availability:

The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

The ABL Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the ABL Maturity Date; provided that the aggregate amount of ABL Loans that may be borrowed on the Closing Date shall not exceed the greater of (a) $125 million (or if the portion of the Borrowing Base attributable to Eligible Real Property as of the Closing Date is less than $25 million, $100 million) and (b) the maximum amount that would not cause the pro forma Excess Availability (as defined in the Existing ABL Credit Agreement) after giving effect to the Transactions and the credit extensions on the Closing Date to be less than 25.0% of the Line Cap (as defined in the Existing ABL Credit Agreement).

ABL Borrowing Base:	The ABL Facility shall be subject to a Borrowing Base, which shall be defined in a manner consistent with (and no less favorable than) the Existing ABL Credit Agreement, but with an additional component equal to the lesser of (i) 50% of Fair Market Value (to be defined in the Credit Documentation but as set forth in the immediately succeeding paragraph shall be re-determined upon the completion of each new appraisal) of Eligible Real Property (to be defined in the Credit Documentation and in any case to include the requirements that each applicable real property is fee-owned by a Loan Party, free and clear of any Liens other than nonconsensual Liens permitted under Section 7.01 of the Existing ABL Credit Agreement) and (ii) the lesser of $50 million and 20% of the Line Cap; provided that (x) the amount set forth in clause (i) shall be reduced and amortized quarterly based on a straight-line basis over a period of fifteen (15) years and (y) if the amount set forth in clause (i) shall be less than $50 million at any time after the Closing Date, after such time the amount set forth in clause (ii) shall also be reduced and amortized quarterly based on a straight-line basis over a period of fifteen year.

Fair Market Value of Eligible Real Property shall be determined initially pursuant to appraisals obtained in connection with the Closing Date and thereafter may, at the election of the Borrower, be updated pursuant to one or more new appraisals, so long as each such new appraisal is made with respect to all of the then-existing Eligible Real Property, subject to prior written notice to the Administrative Agent and other conditions to be mutually agreed (the “Applicable Conditions”). Such new appraisal may be made not more frequently than once during any twelve-month period (or such more frequent period as may be agreed by the Administrative Agent). Any such appraisal shall be prepared by an independent MAI-qualified appraiser reasonably acceptable to the Administrative Agent and at the Borrower’s expense. Following delivery and acceptance of any such new appraisal, the Fair Market Value of the applicable Eligible Real Property, and the corresponding Borrowing Base component, shall automatically be adjusted upward (subject to the Applicable Conditions) or downward based upon such updated Fair Market Value, subject at all times to (x) the 50% advance rate set forth above and (y) the limitations set forth above (for the avoidance of doubt, if the Fair Market Value of Eligible Real Property increases, the applicable Borrowing Base component shall increase accordingly (subject to the foregoing limitations and conditions), and if such Fair Market Value decreases, the applicable Borrowing Base component shall decrease accordingly).

A field examination and inventory appraisal of the Borrower completed by a reasonably mutually acceptable examiner, and a completed borrowing base certificate using the Borrowing Base formula as set forth in the Existing ABL Credit Agreement and taking into consideration changes set forth in this Exhibit A, will be required to be delivered to the Administrative Agent on or prior to the 120th day following the Closing Date.

Interest Rates:

With respect to the Term Loans, the interest rates shall be, at the option of the Borrower, Term SOFR plus 3.50% or Base Rate plus 2.50%.

With respect to the ABL Facility, the interest rates shall be the same as the Existing ABL Credit Agreement.

Default Rate:	Same as each applicable Existing Credit Agreement.

Final Maturity and Amortization:

With respect to the Term Loan Facility:

(a) the Term Loans shall mature on the seventh anniversary of the Closing Date (the “Term Loan Maturity Date”); provided that the Credit Documentation shall provide the right of individual Term Lenders to agree to extend the maturity of their Term Loans upon the request of the Borrower and without the consent of any other Term Lender; and

(b) 0.25% of the principal of the Term Loans as of the Closing Date shall be due and payable quarterly, commencing with the first full fiscal quarter ended after the Closing Date.

With respect to the ABL Facility, the ABL Loans shall mature on the fifth anniversary of the Closing Date (the “ABL Maturity Date”); provided that the Credit Documentation shall provide the right of individual ABL Lenders to agree to extend the maturity of their commitments to provide ABL Loans upon the request of the Borrower and without the consent of any other ABL Lender.

Credit Documentation:	Except as otherwise set forth herein and in the Fee Letter, (a) the definitive documentation for the Term Loan Facility (“Term Credit Documentation”) shall be negotiated in good faith and substantially the same as, and may be in the form of an amendment and/or restatement of, the Existing Term Credit Agreement and (b) the definitive documentation for the ABL Facility (“ABL Credit Documentation” and, together with the Term Credit Documentation, the “Credit Documentation”) shall be negotiated in good faith and substantially the same as, and may be in the form of an amendment and/or restatement of, the Existing ABL Credit Agreement and in each case, with such amendments (i) as necessary to effect the purposes of the Transactions, (ii) to take into account Closing Date leverage and Consolidated EBITDA relative to the respective amounts in the Existing Credit Agreements, including with respect to ratio-based incurrence tests and EBITDA-based fixed basket amounts, it being understood that (1) all schedules and baskets shall be reset as of the Closing Date assuming each Facility is newly entered into whether or not the Credit Documentation is in the form of an amendment and/or amendment and restatement, (2) the leverage-based test for the incurrence of indebtedness secured by liens on the Collateral on a pari passu basis with the liens securing the Term Loans shall be a maximum First Lien Senior Secured Leverage Ratio (to be defined in accordance with Documentation Principles) equal to 4.50:1.00 (or if incurred to finance a permitted acquisition or any other similar permitted investment, the First Lien Senior Secured Leverage Ratio immediately prior to the consummation of such permitted acquisition or investment), (3) in the case of the Term Loan Facility only, the leverage-based test for the incurrence of restricted payments shall be a maximum Total Leverage Ratio (to be defined in accordance with Documentation Principles) equal to 3.75:1.00, and (4) in the case of the Term Loan Facility only, the leverage-based test for the incurrence of investments shall be a maximum of the Total Leverage Ratio equal to the pro forma Total Leverage Ratio as of the Closing Date, (iii) to revise the definition of “Permitted Holders” to replace Utz Brands, Inc. therein with Intersnack and to reflect the new ownership structure, (iv) to take into account changes in law, (v) to provide that (1) the annual restricted payments basket will be increased from $32 million to $45 million for the first 12 months after the Closing Date (and increasing by 3% annually for each subsequent 12-month period) and (2) for the avoidance of doubt, any equity contribution made to Parent and its subsidiaries in connection with the Acquisition shall not be available for usage under the negative covenants, whether via Available Amount, Contribution Indebtedness and Excluded Contribution (each to be defined in accordance with Documentation Principles) or otherwise, (vi) in the case of the ABL Facility, to take into account the inclusion of certain real property as collateral (including with respect to flood diligence) and in Borrowing Base and certain other calculations, and the increase in the aggregate amount of commitments and in the Borrowing Base from Eligible Real Property to increase the dollar floors in triggers based on Excess Availability, (vii) to revise the definition of “Permitted Tax Distribution” as necessary to account for the new ownership structure, (viii) to permit Parent to incur indebtedness in the form of an unsecured subordinated promissory note issued to Utz Brands, Inc. in connection with the leverage redemption to occur on or about the Closing Date and in accordance with the Acquisition Agreement; provided that (1) the aggregate principal amount of such indebtedness on the Closing Date (excluding any accretion after the Closing Date) shall not exceed $100 million plus the Equipment Financing Repayment Amount (as such term is defined in the Redemption Agreement (as defined below) in effect as of the date hereof), (2) such indebtedness shall not accrue interest at a rate per annum greater than the Applicable Rate for Term

SOFR Loans under the Term Loan Facility plus 2.00%, (3) no subsidiary of Parent shall be a guarantor or co-obligor of such indebtedness, (4) such indebtedness shall have a final maturity occurring at least 91 days after the Term Loan Maturity Date and shall not have any scheduled amortization or scheduled payment of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation, in each case, other than at the final maturity of such indebtedness, (5) such indebtedness shall not have any covenant, default or remedy provisions that are more restrictive than those in the Credit Documentation, (6) such indebtedness shall be subordinated to the obligations under the Facilities in substantially the form of Exhibit A attached to the Redemption Agreement (as defined in the Acquisition Agreement) dated as of the date of the Commitment Letter, a copy of which has been provided to the Lead Arranger (the “Redemption Agreement”) and (7) any payment under or in respect of such promissory note or on account of such indebtedness by or on behalf of Parent shall constitute a restricted payment for purposes of the Credit Documentation and (ix) as may otherwise be mutually agreed (the “Documentation Principles”). Except as otherwise provided herein or in the Fee Letter, in no event will the terms of the Credit Documentation be less favorable to the Borrower and its subsidiaries than those in the Existing Credit Agreements (as defined below).

“Existing Credit Agreements” means (i) that certain First Lien Credit Agreement, dated as of November 21, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified through the date hereof, the “Existing Term Credit Agreement”), by and among, inter alios, UTZ QUALITY FOODS, LLC, a Delaware limited liability company (the “Borrower”), UTZ BRANDS HOLDINGS, LLC (f/k/a UM-U INTERMEDIATE, LLC), a Delaware limited liability company (the “Parent”), each lender from time to time party thereto (the “Existing Term Lenders”) and Bank of America (as defined below), as administrative agent and collateral agent and (ii) that certain ABL Credit Agreement, dated as of November 21, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified through the date hereof, the “Existing ABL Credit Agreement”) by and among, inter alios, the Borrower, the Parent, each lender from time to time party thereto (the “Existing ABL Lenders” and, together with the Existing Term Lenders, the “Existing Lenders”) and Bank of America.

Guarantees:

Same as the Existing Term Credit Agreement, obligations of the Borrower under the Term Loan Facility (together with the obligations of the guarantors in respect thereof, the “Term Loan Obligations”) shall be guaranteed (the “Term Loan Guarantee”) by Parent and each existing and future wholly-owned, domestic subsidiary of Borrower (the “Term Loan Guarantors”), subject to exceptions set forth in the Existing Term Credit Agreement and others to be mutually agreed.

Same as the Existing ABL Credit Agreement, obligations of the Borrower under the ABL Facility, Cash Management Obligations, Secured Hedge Obligations and Secured Supply Chain Financing Obligations (each to be defined in a manner consistent with the Existing ABL Credit Agreement) (together with the obligations of the guarantors in respect thereof, collectively, the “ABL Obligations”) shall be guaranteed (the “ABL Guarantee” and, together with the Term Loan Guarantee, the “Guarantees”) by Parent and each existing and future domestic subsidiary of Borrower (the “ABL Guarantors” and, together with the Term Loan Guarantors, the “Guarantors”), subject to exceptions set forth in the Existing ABL Credit Agreement and others to be mutually agreed.

Security:

Same as the Existing Term Credit Agreement, the Term Loan Obligations shall be secured (a) on a first lien priority basis by existing and future Term Priority Collateral (to be defined in a manner consistent with the Existing Term Credit Agreement) and (b) on a second lien priority basis by existing and future ABL Priority Collateral (to be defined in a manner consistent with the Existing Term Credit Agreement but to include Eligible Real Property), in each case owned by the Borrower and the Term Loan Guarantors.

Same as the Existing ABL Credit Agreement, the ABL Obligations shall be secured (a) on a first lien priority basis by existing and future ABL Priority Collateral and (b) on a second lien priority basis by existing and future Term Priority Collateral, in each case owned by the Borrower and the ABL Guarantors; provided that with respect to Eligible Real Property the Borrower shall enter into customary mortgages, deeds of trust or other instruments creating first-priority liens on such Eligible Real Property within 120 days following the Closing Date.

Collateral will not include any Excluded Property (to be defined in a manner consistent with the Documentation Principles).

The relevant lien priority of the liens on the Term Priority Collateral and the ABL Priority Collateral (collectively, the “Collateral”) securing the Term Loan Obligations vis-à-vis the liens on the Collateral securing the ABL Obligations will be set forth an intercreditor agreement in substantially the form of the ABL Intercreditor Agreement (as defined in the Existing Credit Agreements).

Incremental Facilities:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement; provided that the MFN Adjustment (to be defined in a manner consistent with the Existing Term Credit Agreement and will include a customary MFN maturity exception) shall apply to any incremental term loans incurred within one year after the Closing Date and secured by the Collateral on a pari passu basis with the Term Loan Facility.

In the case of the ABL Facility, same as the Existing ABL Credit Agreement.

Solely in the case of the Term Loan Facility, the Credit Documentation will include the following provisions with respect to “non-responding lenders” (the “Non-Responding Lender Provision”):

“All Consent Requests shall (i) be given by the Borrower Representative, the Administrative Agent or any arranger acting in connection with the relevant Consent Request, (ii) be in the form of a written notice to each Lender or the applicable class of Lenders from which the relevant consent, waiver, amendment, modification or vote is being requested and (iii) include a legend substantially as follows, printed in capital letters or boldface type:

‘THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL RESULT IN THE NON-RESPONDING LENDER’S LOANS OR COMMITMENTS AND PARTICIPATIONS BEING DEEMED TO BE ZERO FOR PURPOSES OF CALCULATING THE DENOMINATOR OF THE RELEVANT PERCENTAGE REQUIRED TO APPROVE ANY REQUEST FOR A

CONSENT, WAIVER, AMENDMENT, OR OTHER VOTE DESCRIBED IN THIS COMMUNICATION (AT THE ELECTION OF BORROWER REPRESENTATIVE).’

Nothing in this provision shall restrict the Borrower Representative, the Administrative Agent or any arranger acting in connection with the relevant Consent Request from requesting a reply to a Consent Request in less than ten Business Days, but the consequences associated with Non-Responding Lenders described in this provision shall not apply until the expiration of such ten Business Day period.”

Mandatory Prepayments:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement.

In the case of the ABL Facility, subject to Documentation Principles, same as the Existing ABL Credit Agreement.

Voluntary Prepayments:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement; provided that a call premium of 1.00% shall apply to any Term Loans prepaid or subject to an amendment in connection with a Repricing Transaction (to be defined in a manner consistent with the Existing Term Credit Agreement) within six months of the Closing Date.

In the case of the ABL Facility, subject to Documentation Principles, same as the Existing ABL Credit Agreement.

Representations and Warranties:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement.

In the case of the ABL Facility and subject to Documentation Principles, same as the Existing ABL Credit Agreement.

The representations and warranties will be required to be made in connection with each extension of credit (including, subject to the satisfaction or waiver of the Funding Conditions, the extensions of credit on the Closing Date), it being understood that the failure of any representation or warranty (other than the Specified Representations or the Specified Acquisition Agreement Representations, subject to the Certain Funds Provision) to be true and correct on the Closing Date will not constitute the failure of a condition to funding or a default under the Facilities. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Conditions to Borrowing on Closing Date:	Subject in all respects to the Certain Funds Provisions, the availability and funding of each Facility on the Closing Date will be subject solely to the conditions set forth in Exhibit B to the Commitment Letter.

Affirmative Covenants:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement.

In the case of the ABL Facility, subject to Documentation Principles, same as the Existing ABL Credit Agreement.

Negative Covenants:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement.

In the case of the ABL Facility, subject to Documentation Principles, same as the Existing ABL Credit Agreement.

Financial Maintenance Covenant:	In the case of the Term Loan Facility, none. In the case of the ABL Facility, same as the Existing ABL Credit Agreement.

Unrestricted Subsidiaries:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement.

In the case of the ABL Facility, subject to Documentation Principles, same as the Existing ABL Credit Agreement.

Events of Default:

In the case of the Term Loan Facility, subject to Documentation Principles, same as the Existing Term Credit Agreement.

In the case of the ABL Facility, subject to Documentation Principles, same as the Existing ABL Credit Agreement.

Voting:	In the case of the Term Loan Facility, same as the Existing Term Credit Agreement.

In the case of the ABL Facility, same as the Existing ABL Credit Agreement.

Cost and Yield Protection:	Subject to Documentation Principles, same as each applicable Existing Credit Agreement.

Assignments and Participations:

In the case of the Term Loan Facility, same as the Existing Term Credit Agreement. Customary “net short lender” provisions (with exceptions for revolving lenders, regulated banks and their respective affiliates) will be included.

In the case of the ABL Facility, same as the Existing ABL Credit Agreement.

Expenses and Indemnification:	Subject to Documentation Principles, same as each applicable Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Lead Arranger:	Davis Polk & Wardwell LLP.

EXHIBIT B

Utz Quality Foods, LLC

$1,100,000,000 First Lien Term Loan Facility

$250,000,000 ABL Facility

Summary of Additional Conditions1

The availability of each Facility and the initial funding of the Term Loan Facility and the ABL Facility on the Closing Date shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions precedent:

1. Acquisition. The Acquisition shall have been or, substantially concurrently with the initial borrowing of Term Loans shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Lead Arranger (not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arranger shall be deemed to have consented to such modification, amendment, waiver or consent unless it shall object thereto within two business days after receipt of written notice of such modification, amendment, waiver or consent). For the purposes of the foregoing condition, it is hereby understood and agreed that (a) any change to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) that is adverse to you (as reasonably determined by the Lead Arranger in its sole discretion) shall be deemed materially adverse to the Lenders, (b) any reduction in the price per share of the common stock of the Target (except as contemplated by the Acquisition Agreement) is not materially adverse to the interests of the Lenders but shall be applied to reduce the Term Loans on a dollar for dollar basis and (c) any increase in the price per share of the common stock of the Target shall be deemed materially adverse unless funded with (i) equity of Intersnack or (ii) an increase of the Buyer Cash Consideration. The Specified Acquisition Agreement Representations shall be true and correct to the extent provided in the “Certain Funds Provisions” and the Specified Representations shall be true and correct in all material respects. The Buyer Cash Consideration shall have been or, substantially concurrently with the initial borrowing of Term Loans shall be used to make Transaction Payments.

2. Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowing of Term Loans, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Term Loans).

[1]

Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.

3. Patriot Act. The Administrative Agent, Lead Arranger and the Lenders shall have received (i) at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Borrower and each Guarantor (collectively, the “Loan Parties”) as shall have been reasonably requested in writing by the Administrative Agent or the Lead Arranger at least ten (10) business days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) at least three (3) business days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”).

4. Closing Certificates. (a) The Borrower and the Guarantors shall have executed and delivered to the Administrative Agent a customary certificate of each Loan Party dated the Closing Date delivered by a responsible officer thereof, (i) certifying and attaching copies of the relevant charters, bylaws and incumbency certificates (or similar documents) of each Loan Party, (ii) certifying and attaching resolutions from each Loan Party authorizing (a) the execution, delivery and performance of the Credit Documentation to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (iii) certifying and attaching good standing certificates (to the extent the concept exists in the applicable jurisdiction) in each jurisdiction of formation/organization, in each case with respect to each Loan Party; and (b) the Borrower shall have executed and delivered to the Administrative Agent a customary certificate dated the Closing Date delivered by a responsible officer thereof certifying as to paragraphs 1 and 8 of this Exhibit B.

5. Solvency Certificate. On the Closing Date, the Borrower shall have executed and delivered to the Administrative Agent, a certificate of solvency (substantially in the form of Annex B-I attached hereto) from the chief financial officer or other financial officer in a similar capacity of the Borrower certifying to the effect that after giving effect to the borrowing of the Term Loans and the consummation of the Acquisition, the Borrower and its subsidiaries on a consolidated basis are solvent.

6. Legal Opinion. The Borrower shall provide to the Administrative Agent executed legal opinions, in customary form, of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Loan Parties and (ii) special local counsel to the Loan Parties to be agreed. The Borrower hereby agrees to instruct the other Loan Parties to have such counsel deliver such legal opinions.

7. Target Refinancing. In the event that the Term Loan Facility is not in the form of an amendment and/or restatement of the Existing Term Credit Agreement, substantially simultaneously with the receipt of the proceeds of the Term Loans on the Closing Date, the Existing Term Credit Agreement will be repaid in full and the commitments thereunder terminated and liens granted in connection therewith released. In the event that the ABL Facility is not in the form of an amendment and/or restatement of the Existing ABL Credit Agreement, substantially simultaneously with the receipt of the proceeds of the Term Loans on the Closing Date, the Existing ABL Credit Agreement will be repaid in full and the commitments thereunder terminated and liens granted in connection therewith released. The refinancings described in this paragraph 7, if applicable, are the “Target Refinancing”.

8. No Company Material Adverse Effect. Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement in effect as of the date hereof) shall have arisen or occurred that is continuing.

9. Credit Documentation. Subject in all respects to the Certain Funds Provisions, in respect of each Facility, the Loan Parties shall have executed and delivered the Credit Documentation for such Facility, in each case consistent with the Commitment Letter.

10. Guarantees and Collateral. Subject in all respects to the Certain Funds Provisions, (a) the Guarantees (or in the event the Term Loan Facility is in the form of an amendment and/or restatement of the Existing Term Credit Agreement and/or the ABL Facility is in the form of an amendment and/or restatement of the Existing ABL Credit Agreement, a reaffirmation of the existing Guarantees in respect of the applicable Existing Credit Agreement(s)) shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Term Loan Facility, shall be executed by the Guarantors and become in full force and effect and (b) all documents, instruments and actions required to be executed, delivered and/or taken to create and perfect the Administrative Agent’s security interests in the Collateral (excluding, for the avoidance of doubt, any mortgages, deeds of trust or other similar instruments) shall have been executed, delivered and/or taken by the Loan Parties and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Transactions).

11. Note. The Borrower shall have delivered a Term Note or Revolving Credit Note (as defined in each applicable Existing Credit Agreement), as applicable, to any Lender requesting the same at least three (3) business days prior to the Closing Date.

12. Financial Statements. The Lead Arranger shall have received (a) audited consolidated balance sheets of the Target and its subsidiaries and related statements of income, cash flows and stockholders’ equity for the fiscal years ended on or around December 29, 2024 and December 28, 2025 and each fiscal year ended at least 90 days prior to the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of the Target and its subsidiaries for each of the subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that the filing of the required financial statements on form 10-K and form 10-Q by the Target will satisfy the foregoing requirements. The Lead Arranger acknowledges receipt of the financial statements referred to in clause (a) of this paragraph and the financial statements referred to in clause (b) for the quarter ended March 31, 2026 of this paragraph.

13. Pro Forma Financials. The Lead Arranger shall have received a pro forma consolidated balance sheet (which need not be prepared in compliance with Regulation S-X of the Securities Act) of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Target’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date.

14. Borrowing Request; Borrowing Base. The Borrower shall deliver a customary borrowing notice signed by a responsible officer of the Borrower with respect to the Term Loan Facility and, if the Borrower elects to draw ABL Loans on the Closing Date, the ABL Facility. Solely in the case of the ABL Facility, the Borrower shall have delivered a duly completed Borrowing Base certificate.

15. Inside Date. The Closing Date shall not occur prior to September 30, 2026.

Annex B-I

Form of Solvency Certificate

Date:

Reference is made to the Credit Agreement, dated as of [  ] (the “Credit Agreement”), among, inter alia, Utz Quality Foods, LLC (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and Manufacturers and Traders Trust Company, as Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to [•].

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis as such liabilities become absolute and mature.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, taken as a whole, as contemplated on the date hereof.

4.

The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

UTZ QUALITY FOODS, LLC

By:
Name:
Title:

[Solvency Certificate]